 Exhibit 107

Calculation of Filing Fee Tables

Form S-4

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(Form Type)

 ArcLight Clean Transition Corp. II

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(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(4)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	New OPAL Class A Common Stock	Fee Calculation Rule	38,895,381(1)	$9.86 (5)	$383,508,456.66	0.0000927	$35,551.23	—	—	—	—
Fees to Be Paid	Equity	New OPAL Class A Common Stock issuable upon exercise of warrants	Fee Calculation Rule	15,446,522(2)	$1.00(6)	$15,446,522	0.0000927	$1,431.89	—	—	—	—
Fees to Be Paid	Equity	Warrants to purchase New OPAL Class A Common Stock	Fee Calculation Rule	15,446,522(3)	$1.48 (7)	$22,860,852.56	0.0000927	$2,119.20	—	—	—	—
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$421,815,831.22		$39,102.33
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$39,102.33

(1)	The number of shares of New OPAL Class A Common Stock being registered consists of (i) 31,116,305 ArcLight Class A ordinary shares that were previously sold pursuant to IPO Registration Statement and will automatically convert pursuant to the governing documents of ArcLight, and in accordance with applicable law, into 31,116,305 shares of New OPAL Class A Common Stock as a result of the Domestication and remain outstanding following the Business Combination and (ii) 7,779,076 ArcLight Class B ordinary shares that will automatically convert by operation of law into 7,779,076 shares of New OPAL Class A Common Stock prior to the Domestication (including 763,907 of such shares subject to forfeiture).
(2)	Represents shares of New OPAL Class A Common Stock to be issued upon the exercise of (i) 6,223,261 ArcLight Public Warrants to purchase ArcLight Class A ordinary shares that were offered by ArcLight in its IPO and sold pursuant to the IPO Registration Statement and (ii) 9,223,261 ArcLight Private Placement Warrants. The ArcLight Warrants will automatically be converted by operation of law into warrants to acquire shares of New OPAL Class A Common Stock as a result of the Domestication.
(3)	The number of warrants to acquire shares of New OPAL Class A Common Stock being registered represents (i) 6,223,261 public warrants and (ii) 9,223,261 private placement warrants.
(4)	Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.
(5)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the ArcLight Class A ordinary shares on the Nasdaq Capital Market on February 4, 2022 ($9.89 per share), in accordance with Rule 457(f)(1) of the Securities Act.
(6)	Represents the exercise price of the ArcLight Warrants.
(7)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the ArcLight Public Warrants on the Nasdaq Capital Market on February 4, 2022 ($1.48 per warrant), in accordance with Rule 457(f)(1) of the Securities Act.